                                               Filed Pursuant to Rule 424(b)(5)
                                      Registration Numbers 333-72013, 333-48227



           Prospectus Supplement to Prospectus dated March 1, 1999.

                                 $500,000,000

                   Burlington Northern Santa Fe Corporation

                          Medium-Term Notes, Series D

                                ---------------

                                 TERMS OF SALE

   The following terms may apply to the Notes which BNSF may sell at one or more times. The final terms for each Note will be included in a Pricing Supplement. BNSF will receive between $496,250,000 and $499,375,000 of the proceeds from the sale of the Notes, after paying the agents commissions of between $625,000 and $3,750,000.

   .   Mature 9 months or more from date of          .   Certificated or book-entry form
       issue                                         .   Not subject to redemption and
   .   Fixed or floating interest rate or                repurchase at option of BNSF or the
       indexed Notes or zero-coupon or other             Holder, unless the Pricing Supplement
       original issue discount Notes. The                states otherwise
       floating interest rate may be based           .   Not convertible, amortized or subject
       on:                                               to a sinking fund
                                                     .   Interest paid on fixed rate Notes
       .     CD rate                                     semi-annually
       .     Commercial Paper rate                   .   Interest paid on floating rate Notes
       .     Federal Funds effective rate                monthly, quarterly, semi-annually or
       .     LIBOR                                       annually
       .     Prime rate                              .   Minimum denominations of $1,000
       .     Treasury rate                               increased in multiples of $1,000
       .     CMT rate                                .   May be foreign currency or composite
       .     Any other rate specified in the             currency denominated
             Pricing Supplement                      .   Same day settlement and payment in
       .     Any combination of rates specified          immediately available funds
             in the Pricing Supplement

                                ------------



   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ---------------

   BNSF may sell the Notes directly or through one or more agents or dealers, including the agents listed below. The agents are not required to sell any specific number or amount of the Notes. They will use their reasonable efforts to sell the Notes offered.

                                ---------------

Goldman, Sachs & Co.

            J.P. Morgan & Co.

                       Chase Securities Inc.

                                   Morgan Stanley Dean Witter

                                                           Salomon Smith Barney

                                ---------------

                   Prospectus Supplement dated June 9, 1999.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of earnings to fixed charges of Burlington Northern Santa Fe Corporation ("BNSF" or "we") for the periods shown. The ratio for 1994 reflects historical results of Burlington Northern Inc. only. The ratio for 1995 includes Burlington Northern Inc. results and also includes Santa Fe Pacific Corporation results from September 22, 1995 through December 31, 1995.

                             Three Months
                                 Ended
                               March 31          Year Ended December 31,
                             ------------- -----------------------------------
                             1999  1998(2) 1998(2) 1997(3) 1996  1995(3) 1994
                             ----- ------- ------- ------- ----- ------- -----
Earnings to Fixed
 Charges(1)................. 3.55x  4.17x   4.17x   3.52x  3.89x  1.85x  3.70x

--------
(1) For purposes of this ratio, we calculate earnings by adding fixed charges (excluding capitalized interest) to pre-tax income or loss from continuing operations. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense under long term operating leases representative of an interest factor.

(2) Earnings for the three months ended March 31, 1998 and the year ended December 31, 1998 include a pre-tax gain of $67 million on the sale of substantially all of BNSF's interest in Santa Fe Pacific Pipeline Partners, L.P. Excluding this gain, the ratio for the three months ended March 31, 1998 and year ended December 31, 1998 would have been 3.68x and 4.06x, respectively.

(3) Earnings for the years ended December 31, 1997 and 1995 include special charges of $90 million and $735 million (before tax), respectively. Excluding these charges, the ratios for 1997 and 1995 would have been 3.68x and 3.91x, respectively.

                              DESCRIPTION OF NOTES

   This section is a summary of the material terms that are common to the particular debt securities offered here, referred to as "Notes". This summary supplements, and is qualified by reference to, the description of the general terms and provisions of the debt securities in the prospectus that is attached to the back of this prospectus supplement. However, if any particular term of Notes described here is inconsistent with any general terms described in the prospectus, the particular term will control.

   When we issue any particular Note or Notes, we will specify their particular terms in a "pricing supplement" to this prospectus supplement. The terms of any particular Notes may be different from or in addition to the terms summarized here. The interest-related information described here or in the accompanying prospectus does not apply to "zero coupon Notes" described below.

   In this section, we use capitalized terms to signify defined terms that have been given special meaning in the "indenture" or the Notes or explained in the accompanying prospectus. We describe meaning for only the more important terms.

   In this entire section, the terms "our" and "us" refer to Burlington Northern Santa Fe Corporation. Also, in this section, "you", "your" and "Holders" mean those who own Notes registered in their own names and not those who own beneficial interests in notes registered in "street name" or in Notes represented by a global Note or Notes issued in "book-entry" form through the depositary. Owners of beneficial interests in the Notes should read the subsection below entitled "Book-Entry System".

General Features of the Notes

   The Notes will be issued under an Indenture, dated as of December 1, 1995, as amended or supplemented from time to time between BNSF and The First National Bank of Chicago (the "Trustee"). The following summaries of certain provisions of the Indenture are not complete and are qualified in their entirety by reference to the actual provisions of the Indenture, including the definitions therein of certain terms. The Notes are limited to an aggregate principal amount of U.S.$500,000,000, or an equivalent amount in foreign currencies or currency units. We may, however, increase this authorized amount at any time without your consent. For a description of the rights attached to different series of debt securities under the Indenture see "DESCRIPTION OF DEBT SECURITIES" in the prospectus.

Stated Maturity and Maturity

   The day on which the principal amount of your Note is scheduled to become due is called the "stated maturity" of the principal and is specified in your pricing supplement. The principal may become due sooner, by reason of redemption or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the "maturity" of the principal.

   We may also use the terms "stated maturity" and "maturity" to refer to the dates when other payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the "stated maturity" of that installment. When we refer to the "stated maturity" or the "maturity" of a Note without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Currency of Notes

   Amounts that become due and payable on your Note will be payable in a currency, composite currency, basket of currencies or currency unit or units specified in your pricing supplement.

   We call this currency, composite currency, basket of currencies or currency units or units, a "specified currency". The specified currency for your Note will be U.S. dollars, unless your pricing supplement states otherwise. A specified currency may include the euro. Some Notes may have different specified currencies for principal and interest.

   We will make payments on your Notes in the specified currency, except as described below in "Payment of Principal and Interest".

Types of Notes

   We will issue the following types of Notes:

 . Fixed Rate Notes. A Note of this type will bear interest at a fixed rate described in the applicable pricing supplement. This type includes "zero coupon Notes", which bear no interest and are instead issued at a price lower than the principal amount.

 . Floating Rate Notes. A Note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas and these other features are described below in "-Interest Rates of Notes--Floating Rate Notes". If your Note is a
  Floating Rate Note, the formula and any adjustments that apply to the interest rate will be specified in your pricing supplement.

 . Renewable Notes. A Note of this type will bear interest at the interest rate
  (calculated with reference to a base rate and the spread or spread multiplier, if any) specified in the Renewable Notes and in the applicable pricing supplement. The Renewable Notes will mature on an interest payment date as specified in the applicable pricing supplement, unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below in "Renewable Notes".

   A Fixed Rate Note, a Floating Rate Note or a Renewable Note may be an "Original Issue Discount Note". 'Original Issue Discount Notes' are Notes issued at a discount from the principal amount payable at maturity and which may be considered to be issued with original issue discount which must be included in income for United States Federal income tax purposes at a constant rate. Unless otherwise specified in the applicable pricing supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately either (a) as described under "DESCRIPTION OF DEBT SECURITIES-- Events of Default" in the prospectus or (b) pursuant to any redemption or repayment, in either case the amount of principal due and payable with respect to the Note shall be limited to the issue price of the Note (plus, in the case of a redemption, the premium to par, if any, specified in the applicable pricing supplement), plus the original issue discount amortized with respect to the Note from the original issue date to the date of acceleration or redemption, which amortization shall be calculated using the "constant yield method" (computed in accordance with the rules under the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, in effect on the date of acceleration or redemption).

Denomination of Notes

   The minimum denominations of each Note denominated in U.S. dollars will be $1,000 and integral multiples thereof unless otherwise specified in the applicable pricing supplement. The authorized denominations of any Note not denominated in U.S. dollars will be the amount of the specified currency for the Note approximately equivalent to $1,000 and integral multiples thereof, using an exchange rate equal to the noon buying rate (the "exchange rate") in The City of New York for cable transfers for such specified currency as certified for customs purposes by the Federal Reserve Bank of New York on the first business day prior to the date on which we accept the offer to purchase the Note.

Optional Redemption

   Unless otherwise specified in the applicable pricing supplement related to any Notes, we may not redeem the Notes prior to maturity. The applicable pricing supplement relating to each Note will indicate whether the Note can be redeemed prior to maturity and, if applicable, the terms on which the Note will be redeemable at our option. Except as provided below for Renewable Notes, notice of redemption shall be provided by mailing a notice of the redemption to each Holder by first class mail, postage paid, at least 30 days and not more than 60 days prior to the date fixed for redemption to the respective address of each Holder as that address appears upon our books.

Repayment At The Noteholders' Option; Repurchase

   Unless otherwise specified in the applicable pricing supplement relating to any Notes, Holders of the Notes will not have the option to elect repayment by us prior to maturity. If applicable, the pricing supplement relating to each Note will indicate that the Note will be repayable at the option of the Holder on a date or dates specified prior to its Maturity Date. If so indicated, the Notes will be subject to repayment at the option of the Holders thereof in whole or from time to time in part in increments of $1,000, or the approximate equivalent thereof in the specified currency indicated in the applicable pricing supplement, or such other minimum denomination specified in the applicable pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000, or the approximate equivalent thereof in the specified currency indicated in the applicable pricing supplement, or such other authorized denomination), and unless specified in such pricing supplement, at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the date of repayment.

   In order for such a Note to be repaid, the Trustee must receive at least 30 days but not more than 60 days prior to the repayment, (a) the Note with the form entitled "Option to Elect Repayment" on the reverse of the Note duly completed or (b) a telegram, facsimile transmission or a letter from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States which must set forth the name of the Holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Trustee not later than the fifth market day after the date of such telegram, facsimile transmission or letter; provided, however, that such telegram, facsimile transmission or letter from a member of a national securities exchange or a member of the NASD, or a commercial bank or trust company in the United States shall only be effective in such case, if such Note and form duly completed are received by the Trustee by such fifth market day. Exercise of the repayment option by the Holder of a Note will be irrevocable. In the event that the option of the Holder to elect repayment as described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Exchange Act, we will comply with Rule 14e-1 as then in effect to the extent applicable.

   We may at any time purchase Notes at any price in the open market or otherwise. We may at our discretion hold, resell or surrender to the registrar for cancellation Notes we have purchased.

Information to be Contained in Your Pricing Supplement

   The pricing supplement relating to your Note will describe the following terms:

 (1) the specified currency or currencies for principal and interest, if not U.S. dollars, and, if the specified currency is other than U.S. dollars, other terms relating to your Note, including the authorized denominations;

 (2) whether your Note is a Fixed Rate Note or a Floating Rate Note;

 (3) the price, expressed as a percentage of the aggregate principal amount of the Notes to which the pricing supplement relates, at which your Note will be issued (the "issue price");

 (4) the date on which your Note will be issued (the "original issue date");

 (5) the date on which your Note will mature (the "maturity date");

 (6) if your Note is a Fixed Rate Note, the rate per annum at which the Note will bear interest, if any, and the interest payment date or dates;

 (7) if your Note is a Floating Rate Note, the interest rate basis, which may be one of the seven base rates described in "-Interest Rates of Notes-- Floating Rate Notes" below; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the Calculation Agent, all of which we describe under "-Interest Rates of Notes--Floating Rate Notes" below;

 (8) if your Note is a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based (the "Index Maturity"), if applicable;

 (9) whether your Note is an Original Issue Discount Note (as defined below) and whether it has been issued with original issue discount for United States Federal income tax purposes;

(10) whether your Note may be redeemed at our option or repaid at the Holder's option prior to the stated maturity and, if so, the provisions relating to redemption or repayment, including, in the case of any Original Issue Discount Notes, the information necessary to determine the amount due upon redemption or repayment;

(11) any relevant material tax consequences associated with the terms of your Note which have not been described in "United States Tax Considerations" below; and

(12) any other terms of your Note not inconsistent with the provisions of the Indenture.

   Your pricing supplement will summarize specific financial and other terms of your Note, while this prospectus supplement describes terms that apply generally to the Notes as a series. Consequently, the terms described in your pricing supplement will supplement those described in this prospectus supplement and, if the terms described there are inconsistent with those described here, the terms described there will be controlling. The terms used in your pricing supplement have the meaning described in this prospectus supplement, unless otherwise specified.

Interest Rates of Notes

   This subsection describes the different kinds of interest rates that may apply to your Note, if it bears interest.

Fixed Rate Notes

   Each Fixed Rate Note, except any zero coupon Note, will bear interest from and including its date of issue or from and including the most recent payment date to which interest on such Note has been paid or duly provided for. Interest will accrue on the principal of a Fixed Rate Note at the annual rate stated on the face of such Note and in the applicable pricing supplement until the principal is paid or made available for payment. Unless otherwise specified in the applicable pricing supplement, the interest payment dates for the Fixed Rate Notes will be on April 15 and October 15 of each year and the regular record dates will be on the last day of March and September of each year. Unless otherwise specified in the applicable pricing supplement, interest on Fixed Rate Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. We will pay interest on each interest payment date and at maturity or upon earlier redemption or repayment as specified below under "Payment of Principal and Interest".

Floating Rate Notes

   Each Floating Rate Note will bear interest from and including its date of issue or from and including the most recent date to which interest on such Note has been paid or provided for. Interest will accrue on the principal of a Floating Rate Note at the rate per annum determined pursuant to the interest rate formula stated in such Note and in the applicable pricing supplement until the principal is paid or made available for payment. We will pay interest on each interest payment date and at maturity as specified under the subsection entitled "Payment of Principal and Interest".

   Interest Rate Basis. We currently expect to issue Floating Rate Notes that bear interest at a rate based on one or more of the following "base rates":

  (a) the CD Rate;

  (b) the Commercial Paper Rate;

  (c) the Federal Funds Rate;

  (d) LIBOR;

  (e) the Prime Rate;

  (f) the Treasury Rate;

  (g) the CMT Rate; or

  (h) such other interest rate formula as is set forth in the applicable pricing supplement.

   In some cases the base interest rate for a Floating Rate Note may be adjusted by adding or subtracting a number of basis points (called "spread") or multiplying a percentage (called "spread multiplier"). Your pricing supplement will specify any spread or spread multiplier applicable to your Note.

   The base rate, whether or not adjusted, may also be subject to a maximum rate, a minimum rate or both. If you purchase a Floating Rate Note, your pricing supplement will indicate your base rate and whether any of theses other features applies and, if so, what they are.

   Whether or not a maximum rate applies, the interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States Federal law of general application.

   Interest Reset Dates. The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or otherwise (each an "interest reset date"; the period between consecutive interest reset dates being the "interest reset period"), as specified in the applicable pricing supplement. The interest reset date will be:

  (a) for Floating Rate Notes which reset daily, each market day;

  (b) for Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week;

  (c) for Treasury Rate Notes which reset weekly, the Tuesday of each week, except as provided below;

  (d) for Floating Rate Notes which reset monthly, the third Wednesday of each month;

  (e) for Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December;

  (f) for Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year as specified in the applicable pricing supplement;

  (g) for Floating Rate Notes which reset annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement; and

  (h) for Floating Rate Notes which reset at intervals other than those described above, the days specified in the applicable pricing supplement

However, the interest rate in effect from the original issue date to the first interest reset date for a Floating Rate Note will be the initial interest rate specified in the applicable pricing supplement.

   If any interest reset date for any Floating Rate Note is not a "market day" (as defined below), the interest reset date for the Floating Rate Note shall be postponed to the next day that is a market day. However, in the case of a LIBOR Note, if the market day is in the next succeeding calendar month, the interest reset date shall be the immediately preceding market day.

   Interest Determination Dates. The interest rate that takes effect on an interest reset date will be determined by reference to a particular date called the "interest determination date". Except as otherwise specified in the applicable pricing supplement:

 . for a CD Rate Note, a Commercial Paper Rate Note, a Federal Funds Rate Note, a Prime Rate Note or a CMT Rate Note, the interest determination date relating to a particular interest reset date will be the second market day prior to the interest reset date.

 . for a LIBOR Note, the interest determination date relating to a particular interest reset date will be the second London banking day prior to the interest reset date.

 . for a Treasury Rate Note, the interest determination date relating to a particular interest reset date will be the day on which Treasury bills would normally be auctioned in the week in which the interest reset date falls. Treasury bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. If an auction falls on a day that is an interest reset date, then such interest reset date will instead be the first market day immediately following such auction date.

   Interest Payment Dates. The interest payment dates for a Floating Rate Note will depend on when the interest rate is reset and, unless we specify otherwise in the applicable pricing supplement, will be as follows:

 . for Floating Rate Notes that reset daily, weekly, or monthly, (a) the third
  Wednesday of each month or (b) the third Wednesday of June and December of each year or (c) the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

 . for Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

 . for Floating Rate Notes that reset semi-annually, the third Wednesday of two months of each year, as specified in the applicable pricing supplement; or

 . for Floating Rate Notes that reset annually, the third Wednesday of one month of each year, as specified in the applicable pricing supplement.

If any interest payment date (other than the maturity date or any date fixed for redemption or repayment) for any Floating Rate Note would otherwise be a day that is not a market day, the interest payment date for the Floating Rate Notes shall be postponed to the next day that is a market day and interest shall accrue to but exclude such next succeeding market day. However, in the case of a LIBOR Note, if such market day is in the next succeeding calendar month, such interest payment date shall be the immediately preceding market day. If the maturity date or any earlier redemption or repayment date of a Floating Rate Note falls on a day that is not a market day, the required payment of principal, premium, if any, or interest otherwise payable on such date need not be made on such date, but may be made on the next succeeding market day with the same force and effect as if made on the date such payment was due, and no interest shall accrue for the period from and after the maturity date (or any date fixed for redemption or repayment) to such next succeeding market day.

   As used here:

  An "interest payment date" with respect to any Note shall be a date on which, under the terms of such Note, regularly scheduled interest shall be payable.

   "Market day" means:

  (1) with respect to any Note not otherwise provided for in (2), (3) or (4) below, any business day in The City of New York;

  (2) with respect to any LIBOR Note, any business day in The City of New York which is also a day on which dealings in deposits in the Index Currency (as defined below) are transacted in the London interbank market (a "London banking day");

  (3) with respect to Notes denominated in a specified currency other than U.S. dollars or ECUs, any business day in The City of New York which is also a day in the Principal Financial Center (as defined below) of the country of the specified currency on which banking institutions generally are not authorized or obligated by law to close; and

  (4) with respect to Notes denominated in ECUs only, any business day in The City of New York which is also a day that is designated as an ECU settlement day by the ECU Banking Association in Paris or otherwise generally regarded in the ECU interbank market as a day on which payments in ECUs may be made.

  "Business day," as used herein for any particular location, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in such location are authorized or obligated by law or executive order to close.

   Interest Calculation Dates. As described above, the interest rate that takes effect on a particular interest reset date is to be determined by reference to the corresponding interest determination date. However, the interest rate will actually be determined on the "calculation date". The calculation date will be the earlier of the following:

 . the tenth calendar day after the interest determination date or, if that tenth calendar day is not a market day, the next succeeding market day; and

 . the market day immediately preceding the applicable interest payment date or the maturity date, whichever is the day on which the next payment of interest will be due.

   Calculation of Interest. Unless otherwise specified in your pricing supplement, First National Bank of Chicago will initially be the Calculation Agent for all the Floating Rate Notes. We may appoint a different institution to serve as Calculation Agent from time to time without your consent.

   For each Floating Rate Note, the Calculation Agent will determine, on the corresponding interest calculation or determination date, as applicable, the interest rate that takes effect on each interest reset date. In addition the Calculation Agent will calculate the amount of interest that has accrued during each interest period--i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the amount of accrued interest will be calculated by multiplying the face amount of the Floating Rate Note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. Unless otherwise specified in the applicable pricing supplement, the interest factor for each such day is computed by dividing the interest rate applicable to such day by 360, in the cases of CD Rate Notes, Commercial Paper Rate Notes, Federal Funds Rate Notes and Prime Rate Notes, or by the actual number of days in the year, in the case of CMT Rate Notes or Treasury Rate Notes.

   Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate that will become effective on the next interest reset date. The Calculation Agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

   Unless otherwise specified in a pricing supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or
 .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544)
being rounded to 9.87654% (or .0987654)), and all U.S. dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward) and, in the case of Notes denominated in a specified currency other than U.S. dollars, such specified currency amounts will be rounded to the smallest unit of such specified currency (with one-half being rounded upward).

   We describe below the methods for determining interest rates of the various Floating Rate Notes we may offer.

   CD Rate Notes. If you purchase a CD Rate Note, your Note will bear interest at a base rate equal to the CD Rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, "CD Rate" means the rate, on the relevant interest determination date, for negotiable certificates of deposit having the Index Maturity specified in the applicable pricing supplement, as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519) Selected Interest Rates", or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "CDs (Secondary Market)".

   If the CD Rate cannot be determined in his manner, the following procedures will apply.

 . In the event that such rate is not published by 3:00 p.m., New York City time, on the calculation date pertaining to the interest determination date, the CD Rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "CDs (Secondary Market)".

 . If such rate does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the CD Rate on such interest determination date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such interest determination date, for certificates of deposit in the denomination of $5,000,000 with a remaining maturity closest to the Index Maturity designated in the pricing supplement of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit of major U.S. money center banks of the highest credit standing in the market for negotiable certificates of deposit.

 . If the dealers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the rate of interest in effect for the applicable period will be the same as the CD Rate for the immediately preceding interest reset period (or, if there was no such interest reset period, the rate of interest payable on the CD Rate Notes for which such CD Rate is being determined shall be the initial interest rate).

   Commercial Paper Rate Notes. If you purchase a Commercial Paper Rate Note, your Note will bear interest at a base rate equal to the Commercial Paper Rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, "Commercial Paper Rate" means, with respect to any interest determination date, the Money Market Yield (as defined below) of the rate on that date for commercial paper having the Index Maturity specified in the applicable pricing supplement, as such rate shall be published in H.15(519) under the heading "Commercial Paper--Non-financial", or, if unavailable, such other headings representing commercial paper issued by non-financial entities whose bond rating is "AA" or the equivalent from a nationally recognized statistical rating agency.

   If the Commercial Paper Rate cannot be determined as described above, then such rate will be determined in accordance with the following procedures:

 . In the event that such rate is not published prior to 3:00 p.m., New York
  City time, on the relevant calculation date, then the Commercial Paper Rate shall be the Money Market Yield of the rate on the interest determination date for commercial paper of the specified Index Maturity as published in
  H.15 daily update or any other recognized electronic source used for displaying that rate under the heading "Commercial Paper--Non-financial".

 . If by 3:00 p.m., New York City time, on such calculation date such rate is not yet available in either H.15(519), H.15 daily update or any other recognized electronic source used for displaying that rate, then the Commercial Paper Rate shall be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m., New York City time, on the interest determination date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity, placed for an industrial issue, whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency.

 . If the dealers selected as aforesaid by the Calculation Agent are not quoting offered rates as mentioned in the preceding sentence, the rate of interest in effect for the applicable period will be the same as the Commercial Paper
  Rate for the immediately preceding interest reset period (or, if there was no such interest reset period, the rate of interest payable on the Commercial Paper Rate Notes for which such Commercial Paper Rate is being determined shall be the initial interest rate).

   "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

           MONEY MARKET YIELD =       D X 360       X 100
                                -------------------
                                   360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the period from the interest reset date to but excluding the day that numerically corresponds to such interest reset date (or, if there is not any such numerically corresponding day, the last day) in the calendar month that is the number of months corresponding to the specified Index Maturity after the month in which such interest reset date falls.

   Federal Funds Rate Notes. If you purchase a Federal Funds Rate Note, your Note will bear interest at a base rate equal to the Federal Funds Rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, the "Federal Funds Rate" means, with respect to any interest determination date, the rate on such date for Federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", as that rate is displayed on Telerate page 120.

   If the Federal Funds Rate cannot be determined as described above, then such rate will be determined in accordance with the following procedures:

 . If such rate is not so displayed on Telerate page 120 at 3:00 p.m., New York
  City time, on the calculation date pertaining to such interest determination date, the Federal Funds Rate will be the rate on such interest determination date described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "Federal Funds (Effective)".

 . If the rate is not displayed on Telerate page 120 and does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date pertaining to the interest determination date, the Federal Funds Rate for such interest determination date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal funds as of 9:00 a.m., New York City time, on such interest determination date arranged by three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent

 . If the brokers selected as aforesaid by the Calculation Agent are not quoting as set forth above, the rate of interest in effect for the applicable period will be the same as the Federal Funds Rate for the immediately preceding interest reset period (or, if there was no such interest reset period, the rate of interest payable on the Federal Funds Rate Notes for which such Federal Funds Rate is being determined shall be the initial interest rate).

   LIBOR Notes. If you purchase a LIBOR Note, your Note will bear interest at a base rate equal to "LIBOR", which means the London interbank offered rate for deposits in U.S. dollars or any other currency, as specified in your pricing supplement. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, "LIBOR" for each Interest Reset Date will be determined by the Calculation Agent as follows:

   (a) With respect to a LIBOR interest determination date, LIBOR will be:

 . If "LIBOR Reuters" is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in the Index Currency for the period of the applicable Index Maturity which appear on the Reuters Screen LIBO Page at approximately 11:00 a.m., London time, on such LIBOR interest determination date if at least two such offered rates appear on the Reuters Screen LIBO Page. "Reuters Screen LIBO Page" means the display designated as Page "LIBO" on the Reuters Monitor Money Rate Service (or such other page as may replace the LIBO page on the service for the purpose of displaying London interbank offered rates of major banks)., or

 . If "LIBOR Telerate" is specified in the applicable pricing supplement, the rate for deposits in the Index Currency for the period of the applicable Index Maturity that appears on the Telerate Page 3750 as of 11:00 a.m., London time, on such LIBOR interest determination date. "Telerate Page 3750" means the display designated as page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

 . If neither LIBOR Reuters nor LIBOR Telerate is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR Telerate has been specified. If fewer than two offered rates appear on the Reuters Screen LIBO Page, or if no rate appears on the Telerate Page 3750, as applicable, LIBOR in respect of that LIBOR interest determination date will be determined as if the parties had specified the rate described in (b) below.

   (b) If fewer than two offered rates appear on the Reuters Screen LIBO Page or no rate appears on Telerate Page 3750, as applicable, LIBOR on such LIBOR interest determination date will be determined as follows:

 . The Calculation Agent will request the principal London offices of four major banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotations for deposits in the Index Currency for the period of the applicable Index Maturity to prime banks in the London interbank market at approximately 11:00 a.m., London time, commencing on the second London banking day immediately following such LIBOR interest determination date and in a principal amount equal to an amount of not less than U.S. $1 million or the approximate equivalent thereof in the applicable Index Currency that is representative of a single transaction in such market at such time. If at least two quotations are provided, LIBOR in respect of that LIBOR interest determination date will be the arithmetic mean of such rates.

 . If fewer than two quotations are provided, LIBOR in respect of that LIBOR interest determination date will be the arithmetic mean of the rates quoted by three major banks in the applicable Principal Financial Center (as defined below) selected by the Calculation Agent at approximately 11:00 a.m. in such Principal Financial Center, commencing on the second London banking day immediately following such LIBOR interest determination date for loans in the Index Currency to leading European banks, for the period of the applicable Index Maturity and in a principal amount equal to an amount of not less than U.S. $1 million or the approximate equivalent thereof in the applicable Index Currency that is representative of a single transaction in such market at such time.

 . If fewer than three banks selected as aforesaid by the Calculation Agent are quoting rates as mentioned in this sentence, the rate of interest in effect for the applicable period will be the LIBOR in effect on such LIBOR interest determination date.

   As used here:

  "Index Currency" means the currency (including composite currencies) specified in the applicable pricing supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable pricing supplement, the Index Currency shall be United States dollars.

  "Principal Financial Center" will generally be the capital city of the country of the specified Index Currency, except that with respect to United States dollars, Deutsche marks, Italian lira, Swiss francs, Dutch Gilders and ECUs, the Principal Financial Center shall be The City of New York, Frankfurt, Milan, Zurich, Amsterdam and Luxembourg, respectively.

   Prime Rate Notes. If you purchase a Prime Rate Note, your Note will bear interest at a base rate equal to the Prime Rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, "Prime Rate" means, with respect to any interest determination date, the rate set forth in H.15(519) for such date opposite the caption "Bank Prime Loan".

   If the Prime Rate cannot be determined as describe above, then such rate will be determined in accordance with the following procedures:

 . If such rate is not yet published in H.15(519) by 3:00 p.m., New York City time, on the calculation date, the Prime Rate for such determination date will be the rate as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading "Bank Prime Loan".

 . If such rate does not appear in H.15(519), H.15 daily update or another recognized electronic source by 3:00 p.m., New York City time, on the calculation date, the Prime Rate for such interest determination date will be the arithmetic mean of the rates of interest publicly announced by each bank named on the display designated as page "USPRIME1" on the Reuters Monitor Money Rate Service (or such other page as may replace the USPRIME1 page on such service for the purpose of displaying prime rates of major New York City banks (the "Reuters Screen USPRIME1 Page")) as such bank's prime rate or base lending rate as in effect for such interest determination date as quoted on the Reuters Screen USPRIME1 Page on such interest determination date.

 . If fewer than four such rates appear on the Reuters Screen USPRIME1 Page for such interest determination date, the rate shall be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such interest determination date by at least two of the three major money center banks in The City of New York selected by the Calculation Agent from which quotations are requested.

 . If fewer than two quotations are provided, the Prime Rate shall be calculated by the Calculation Agent and shall be determined as the arithmetic mean on the basis of the prime rates in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any State thereof, in each case having total equity capital of at least $500 million and being subject to supervision or examination by Federal or State authority, selected by the Calculation Agent to quote such rate or rates.

 . If in any month or two consecutive months the Prime Rate is not published in H.15(519) and the banks or trust companies selected as aforesaid are not quoting as mentioned in the preceding paragraph, the "Prime Rate" for such interest reset period will be the same as the Prime Rate for the immediately preceding interest reset period (or, if there was no such interest reset period, the rate of interest payable on the Prime Rate Notes for which the Prime Rate is being determined shall be the initial interest rate). If this failure continues over three or more consecutive months, the Prime Rate for each succeeding interest determination date until the maturity date or the date fixed for repayment or redemption of such Prime Rate Notes or, if earlier, until this failure ceases, shall be LIBOR determined as if such Prime Rate Notes were LIBOR Notes, and the spread, if any, shall be the number of basis points specified in the applicable pricing supplement as the "Alternate Rate Event Spread".

   Treasury Rate Notes. If you purchase a Treasury Rate Note, your Note will bear interest at a base rate equal to the Treasury Rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, the "Treasury Rate" means, with respect to any interest determination date, the rate for the auction held on such date of direct obligations of the United States ("Treasury Bills") having the Index Maturity designated in the applicable pricing supplement, as that rate appears on Telerate Page 56 or 57 under the heading "Investment Rate".

   If the Treasury Rate cannot be determined as described above, then such rate will be determined in accordance with the following procedures:

 . If such rate does not appear on either page at 3:00 p.m., New York City time, on the relevant interest calculation date, the Treasury Rate will be the bond equivalent yield (on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the rate, for the relevant interest determination date, for the type of Treasury Bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Auction Average".

 . If the rate described in the prior paragraph is not so published by 3:00 p.m., New York City time, on the calculation date pertaining to such interest determination date, the Treasury Rate will be the auction average rate on such interest determination date (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury.

 . In the event that the results of the auction of Treasury Bills having the Index Maturity designated in the applicable pricing supplement are not published or reported as provided above by 3:00 p.m., New York City time, on such calculation date or if no such auction is held during such week, then the Treasury Rate shall be the rate set forth in H.15(519) for the relevant interest determination date for the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market."

 . If the rate described in the prior paragraph does not appear in H.15(519) by 3:00 p.m., New York City time, on such calculation date, then the Treasury Rate shall be the rate published in H.15 daily update for the relevant interest determination date for the specified Index Maturity, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Secondary Market."

 . If such rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 p.m. New York City time, on the relevant calculation date, then the Treasury Rate shall be calculated by the Calculation Agent and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such interest determination date, of three leading primary U.S. government securities dealers selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity designated in the applicable pricing supplement.

 . If the dealers selected as aforesaid by the Calculation Agent are not quoting bid rates as mentioned in this sentence, the Treasury Rate for such interest reset date will be the same as the Treasury Rate for the immediately preceding interest reset period (or, if there was no such interest reset period, the rate of interest payable on the Treasury Rate Notes for which the Treasury Rate is being determined shall be the initial interest rate).

   CMT Rate Notes. If you purchase a CMT Rate Note, your Note will bear interest at a base rate equal to the CMT Rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, "CMT Rate" means, with respect to any CMT interest determination date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined with reference to the CMT Rate, the rate displayed on the Designated CMT Telerate Page (as defined below) under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 p.m.", under the column for the Designated CMT Maturity Index (as defined below) for (a) if the Designated CMT Telerate Page is 7051, the rate on such CMT interest determination date and (b) if the Designated CMT Telerate Page is 7052, the week, or the month, as specified in the applicable pricing supplement, ended immediately preceding the week, or the month, as applicable, in which the related CMT interest determination date occurs. If the CMT Rate cannot be determined as described above, then such rate will be determined in accordance with the following procedures:

 . If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT Rate for such CMT interest determination date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in the relevant H.15(519).

 . If such rate is no longer published, or if not published by 3:00 p.m., New
  York City time, on the related calculation date, then the CMT Rate for such CMT interest determination date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT interest determination date with respect to such interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

 . If such information is not provided by 3:00 p.m., New York City time, on the related calculation date, then the CMT Rate for the CMT interest determination date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT interest determination date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include any Agent or its affiliates) selected by the Calculation Agent (from five such References Dealers selected by the Calculation Agent (after consultation with us) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

 . If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT interest determination date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT interest determination date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent (after consultation with us) and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million.

 . If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated.

 . If fewer than three Reference Dealers selected by the Calculation Agent
  (after consultation with us) are quoting as described herein, the CMT Rate will be the CMT Rate in effect on such CMT interest determination date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

   As used above

  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Services on the page designated in the applicable pricing supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable pricing supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable pricing supplement, the Designated CMT Maturity Index shall be 2 years.

Payment of Principal and Interest

   Interest will be payable to the person in whose name a Note is registered at the close of business on the regular record date next preceding the interest payment date; provided, however, that (i) if we fail to pay the interest on the interest payment date, the defaulted interest will be paid to the person in whose name the Note is registered at the close of business on the record date to be established for the payment of defaulted interest and (ii) interest payable at the maturity date (or any date fixed for redemption or repayment) will be payable to the person to whom principal shall be payable. The first payment of interest on any Note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner on the regular record date. We may change interest rates and interest rate formulae from time to time but no such change will affect any Note issued up to that time or which we have agreed to issue. Unless otherwise specified in the applicable pricing supplement, each regular record date for a Floating Rate Note will be the fifteenth day (whether or not a business day) prior to each interest payment date.

How We Will Make Payments Due in U.S. Dollars

   Certificated Notes. If you hold a certificated Note, and the interest, principal or any premium due on the Note at maturity or upon redemption or repayment is due in U.S. dollars, we will make such payment to you when you surrender such Note at the principal offices of the Trustee, currently located at One First National Plaza, Suite 0126, Chicago, Illinois 60670, Attention:
Corporate Trust Services Department.

   If an interest payment due in U.S. dollars on a certificated note is due other than at maturity or upon earlier redemption or repayment, we will make the payment (i) by check mailed to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date or (ii) to a Holder of U.S. $10,000,000 or more in aggregate principal amount of Notes by wire transfer of immediately available funds if the Trustee has received appropriate wire transfer instructions in writing not less than 15 calendar days prior to the interest payment date. Any wire transfer instructions received by the Trustee shall remain in effect until revoked by the Holder.

   We will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but the Holders of the Notes will pay any tax, assessment or governmental charge imposed upon such payments.

   Global Notes. We will make payments on a global Note in accordance with the applicable policies of the depositary as in effect from time to time. Currently, the depositary is The Depository Trust Company, New York, New York ("DTC" or the "Depositary"). Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect Holders who own beneficial interest in the global Note. An indirect Holder's right to receive those payments will be governed by the rules and practices of the depositary and its participants, as described under "DESCRIPTION OF DEBT SECURITIES--Global Security" in the prospectus.

How We Will Make Payments Due in Other Currencies

   Certificated Notes. Unless otherwise specified in the applicable pricing supplement, payments due on any certificated Note to be made in a specified currency other than U.S. dollars will be made by wire transfer to any account requested by the Holder, provided the account is with a bank located in the country issuing the specified currency or other jurisdiction acceptable to us and the Trustee. The Holder must designate the account at least 15 days prior to the interest payment date or the maturity date (or any date fixed for repayment or redemption), provided that, in the case of payment of principal of, premium, if any, and interest due at the maturity date (or any date fixed for repayment or redemption), the Note is presented to the Trustee at its principal office currently located at One First National Plaza, Suite 0126, Chicago, Illinois 60670, Attention: Corporate Trust Services Department, in time for the Trustee to make such payments in such funds in accordance with its normal procedures. This designation shall be made by filing the appropriate information with the Trustee at its Corporate Trust Office, and, unless revoked, any designation made with respect to any Note by a Holder will remain in effect with respect to any further payments with respect to such Note payable to the Holder. If a payment with respect to any Note cannot be made by wire transfer because the Trustee has not received the required designation on or before the requisite date or for any other reason, a notice will be mailed to the Holder at its registered address requesting a designation pursuant to which such wire transfer can be made and, such payment will be made within 15 days of when the Trustee receives the designation.

   Global Notes. We will make payments on a global Note in accordance with the applicable policies of the depositary as in effect from time to time. We understand that these policies, as currently in effect at DTC, are as follows:

   Unless otherwise indicated in your pricing supplement, if you are an indirect Holder of global Notes denominated in a specified currency other than U.S. dollars and if you elect to receive payments in a specified currency other than U.S. dollars you must notify the participant through which your interest in the global Note is held of your election:

 . on or before the applicable regular record date, in the case of a payment of interest, or

 . on or before the 16th day prior to the stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

   You may elect to receive all or only a portion of any interest, principal or premium payment in the specified currency of the Notes other than U.S. dollars.

   Your participant must, in turn, notify DTC of your election on or before the third business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to the stated maturity, or on the redemption or repayment date, if your Note is redeemed or repaid earlier, in the case of a payment of principal or any premium.

   DTC, in turn, will notify the Trustee of your election in accordance with DTC's procedures.

   If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the Trustee, on or before the date noted above, the Trustee, in accordance with DTC's instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the Trustee.

   If the foregoing steps are not properly completed, you will receive payments in U.S. dollars.

Payments Due in Other Currencies May be Made in U.S. Dollars

   Unless otherwise specified in the applicable pricing supplement, any payment due on a Note will be made in the applicable specified currency. However, there are a few exceptions where we will make a payment in U.S. dollars even though it is due in other currencies. The following section describes these special situations and how to make the relevant currency conversion.

   Request by Holder. Although a payment on a Note in certificated form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the Holder asks us to do so. To request U.S. dollar payment, the Holder must provide appropriate written notice to the Trustee at its principal office. In the case of any interest payment due on an interest payment date, the request must be made by the person who is the Holder on the relevant record date and must be made no later than such regular record date. In the case of any other payment, the request must be made by the person who is the Holder on the due date of such payment and must be made at least 15 days prior to such payment due date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above (but no revocation may be made with respect to payments made on any Note if an event of default has occurred with respect thereto or upon the giving of a notice of redemption). Holders of Notes not denominated in U.S. dollars whose Notes are registered in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in U.S. dollars may be made.

   Conversion to U.S. Dollars. When we are asked by a Holder to make payments in U.S. dollars of an amount due in another currency, either on a global Note or a certificated Note as described above, payments in U.S. dollars will be based on the highest indicated bid quotation for the purchase of U.S. dollars of the specified currency obtained by the Currency Determination Agent at approximately 11:00 a.m., New York City time, on the second market day prior to the applicable payment date from the bank composite or multi-contributor pages of the Quoting Source (as defined below) for three (or two if three are not available) major banks in The City of New York. The first three (or two) such banks selected by the Currency Determination Agent which are offering quotes on the Quoting Source will be used. If fewer than two such bid quotations are available at 11:00 a.m., New York City time, on the second market day prior to the applicable payment date, such payment will be based on the Market Exchange Rate as of the second market day prior to the applicable payment date. If the Market Exchange Rate for such date is not then available, such payment will be made in the specified currency. As used herein, the "Quoting Source" means Reuters Monitor Foreign Exchange Service or, if the Currency Determination Agent determines that such service is not available, Telerate Monitor Foreign Exchange Service or, if the Currency Determination Agent determines that neither service is available, such comparable display or other comparable manner of obtaining quotations as shall be agreed between the Currency Determination Agent and us. All currency exchange costs associated with any payment in U.S. dollars on any such Note will be borne by the Holder thereof by deductions from such payment. Unless otherwise provided in the applicable pricing supplement, The First National Bank of Chicago will be the Currency Determination Agent with respect to the Notes.

   Currency Exchange Controls. If we are obligated to make any payment in a specified currency other than U.S. dollars and the specified currency is not available due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligation by making the payment in U.S. dollars until the currency unit is again available. The amount of each payment of U.S. dollars shall be computed on the basis of the equivalent of the currency unit in U.S. dollars, which shall be determined by the Currency Determination Agent on the following basis. The component currencies of the currency unit for this purpose (the "component currencies") shall be the currency amounts that were components of the currency unit as of the last date the specified currency was available (the "Conversion Date"). The Currency Determination

Agent shall calculate the equivalent of the currency unit in U.S. by aggregating the U.S. dollar equivalents of the component currencies. The Currency Determination Agent shall determine the U.S. dollar equivalent of each of the component currencies on the basis of the Market Exchange Rate for each component currency that is available as of the third market day prior to the date on which the relevant payment is due and for each component currency that is unavailable, if any, as of the Conversion Date for the component currency.

   If the official unit of any component currency is altered by way of combination or subdivision, the number of units of that currency as a component currency shall be divided or multiplied in the same proportion. If two or more component currencies are consolidated into a single currency, the amounts of those currencies as component currencies shall be replaced by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in such single currency. If any component currency is divided into two or more currencies, the amount of the original component currency shall be replaced by the amounts of such two or more currencies, the sum of which shall be equal to the amount of the original component currency.

   All determinations referred to above made by the Currency Determination Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on Holders of Notes.

   The Euro. The Euro, which may be a specified currency for some Notes, is the currency that was introduced as of January 1, 1999, at the start of the third stage of European Economic and Monetary Union ("EMU"), pursuant to the Treaty on European Union of February 1992, which is also known as the "Maastricht Treaty". On January 1, 1999, the euro became the legal currency for the 11 member states participating in EMU. The national currencies of these 11 member states will continue to be legal tender in their respective states during a transition period from January 1, 1999 to December 31, 2001 and for a maximum of six months thereafter, but as sub-units of the euro. The conversion rates for these national currencies and the euro were irrevocably fixed as of December 31, 1998.

Renewable Notes

   We may also issue variable rate Renewable Notes that will bear interest at the interest rate (calculated with reference to a base rate and the spread or spread multiplier, if any) specified in the Renewable Notes and in the applicable pricing supplement.

   The Renewable Notes will mature on an interest payment date as specified in the applicable pricing supplement, unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On the interest payment dates specified in the applicable pricing supplement (each such interest payment date, an "Election Date"), the maturity of the Renewable Notes will be extended to the interest payment date occurring twelve months after such Election Date, unless the Holder thereof elects to terminate the automatic extension of the maturity of the Renewable Notes or of any portion thereof having a principal amount of $1,000 or any integral multiple thereof, or the approximate equivalent thereof in the specified currency indicated in the applicable pricing supplement, by delivering a notice of such effect to the Trustee not less than nor more than a number of days to be specified in the applicable pricing supplement prior to the Election Date. If no notice period is specified in the applicable pricing supplement, notice shall be given no less than 30 days nor more than 60 days prior to the Election Date. The option may be exercised with respect to less than the entire principal amount of the Renewable Notes; provided, that the principal amount for which the option is not exercised is at least $1,000 or any larger amount that is an integral multiple thereof, or the approximate equivalent thereof in the specified currency indicated in the applicable pricing supplement. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond the "Final Maturity

Date", as specified in the applicable pricing supplement. If the Holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of the Renewable Notes and does not revoke the election as described below, such portion will become due and payable on the interest payment date falling six months (unless another period is specified in the applicable pricing supplement) after the Election Date prior to which the Holder made such election.

   An election to terminate the automatic extension of maturity may be revoked as to any portion of the Renewable Notes having a principal amount of $1,000 or any integral multiple thereof, or the approximate equivalent thereof in the specified currency indicated in the applicable pricing supplement, by delivering a notice to such effect to the Trustee on any day following the effective date of the election to terminate the automatic extension of maturity and prior to the date 15 days before the date on which such portion would otherwise mature. The revocation may be made for less than the entire principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated; provided that the principal amount of the Renewable Notes for which the automatic extension of maturity has been terminated and for which the revocation has not been made is at least $1,000 or any larger amount that is an integral multiple thereof, or the approximate equivalent thereof in the specified currency indicated in the applicable pricing supplement. Notwithstanding the foregoing, a revocation may not be made during the period from and including a regular record date to but excluding the immediately succeeding interest payment date.

   An election to terminate the automatic extension of the maturity of the Renewable Notes, if not revoked as described above by the Holder making the election or any subsequent Holder, will be binding upon the subsequent Holder.

   We may at our option redeem in whole or in part the Renewable Notes on the interest payment dates in each year specified in the applicable pricing supplement, commencing with the interest payment date specified in the applicable pricing supplement at a redemption price as stated in the applicable pricing supplement, together with accrued and unpaid interest to the date of redemption. Notwithstanding anything to the contrary in this prospectus supplement, notice of redemption will be provided by mailing a notice of such redemption to each Holder by first class mail, postage paid, at least 180 days (unless otherwise specified in the applicable pricing supplement) prior to the date fixed for redemption.

Book-Entry System

   Unless otherwise specified in the applicable pricing supplement, the Notes will be issued as global securities and will be deposited with, or on behalf of, The Depository Trust Company, New York, New York. The global securities representing the Notes will be registered in the name of a nominee of The Depository Trust Company. Except under the circumstances described in the accompanying prospectus under "DESCRIPTION OF DEBT SECURITIES--Global Securities," we will not issue Notes in definitive form, unless otherwise specified in the applicable pricing supplement.

   You can find a more detailed description of The Depository Trust Company's procedures for the global securities in the accompanying prospectus under "DESCRIPTION OF DEBT SECURITIES--Global Securities." The Depository Trust Company has confirmed to us, the Agents and the Trustee that it intends to follow these procedures for the Notes.

                         IMPORTANT CURRENCY INFORMATION

   You are required to pay for each Note in the specified currency for the Note. Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies and vice versa, and banks generally do not offer non-U.S. dollar checking or savings account facilities in the United States. However, if you request with respect to Notes not denominated in U.S. dollars, the Agent soliciting the offer to purchase will arrange for the conversion of U.S. dollars into the specified currency to enable you to pay for the Notes. Requests must be made on or before the fifth market day preceding the date of delivery of the Notes, or by such other date as determined by the Agent which presents us the offer. Each conversion will be made by the relevant Agent on such terms and subject to such conditions, limitations and charges as the Agent may from time to time establish in accordance with its regular foreign exchange practice. You will bear all costs of exchange.

                        UNITED STATES TAX CONSIDERATIONS

   The following summary describes certain United States Federal income tax consequences relevant to a Holder of a Note. This summary is based on laws, regulations, rulings and decisions now in effect (or, in the case of certain Treasury Regulations, now in proposed form), all of which are subject to change, possibly with retroactive effect. This summary deals only with Holders that will hold Notes as capital assets, and does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons that will hold Notes as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for United States Federal income tax purposes, and persons that have a "functional currency" other than the U.S. dollar. Moreover, this summary does not address tax considerations applicable to Notes due more than 30 years from the Original Issue Date, the tax consequences of which will be addressed in the applicable pricing supplement.

   Investors should consult their own tax advisors in determining the tax consequences to them of the acquisition, holding and sale of Notes, including the application to their particular situation of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

United States Holders

Payments of Interest

   Payments of "qualified stated interest" (as defined under "Notes with Original Issue Discount") on a Note generally will be taxable to a United States Holder as ordinary interest income at the time that such payments are accrued or are received (in accordance with the United States Holder's method of tax accounting). A United States Holder is a beneficial owner who is a citizen or resident of the United States, a corporation, partnership or other entity created in or organized under the laws of the United States or any political subdivision thereof, a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, an estate the income of which is subject to United States Federal income taxation regardless of its source, or a Holder that otherwise is subject to United States Federal income taxation on a net income basis in respect of a Note. A United States Holder who uses the cash method of accounting and who holds a Note denominated in a currency other than U.S. dollars (a "foreign currency"), will be required to include in income the U.S. dollar value of the amount of interest income received (determined as of the time that such payment is received), regardless of whether such payment in fact is received in U.S. dollars or converted into U.S. dollars. A United States Holder that uses the accrual method of accounting will be required to include in income the U.S. dollar value of the amount of interest income that has accrued during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or portion of the accrual period within the taxable year or, at the United States Holder's election, at the spot rate of exchange on the last day of the accrual period. Additionally, if a payment of interest is actually received within five business days of the last day of the accrual period or taxable year, an electing accrual basis United States Holder may instead translate such accrued interest into U.S. dollars at the exchange rate in effect on the day of actual receipt. The average rate of exchange for an accrual period shall be a simple average of the spot exchange rates for each business day of such period (or other average exchange rate for the period reasonably derived and consistently applied by the Holder). Such United States Holder will recognize foreign currency gain or loss, as the case may be, on the receipt of an interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss.

Purchase, Sale and Retirement of Notes

   A United States Holder's tax basis in a Note generally will equal the cost of such Note to such Holder, increased by any amounts includible in income by the Holder as original issue discount or market discount (if the United States Holder elects to include such market discount in income on a current basis) and amounts, if any, attributable to de minimis original issue discount and de minimis market discount includible in income by the Holder and reduced by any amortized premium (each as described below) and any payments other than qualified stated interest (as defined below) made on such Note. In the case of a Note denominated in a foreign currency, the cost of such Note to a United States Holder will be the U.S. dollar value of the foreign currency purchase price determined on the date of purchase. In the case of a Note which is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the cost of such Note by translating the amount paid at the spot rate on the settlement date of the purchase. The amount of any subsequent adjustments to a United States Holder's tax basis in a
Note in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below for such adjustments.

   Upon the sale, exchange or retirement of a Note, a United States Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (less any accrued interest, which will be taxable as such) and the United States Holder's tax basis in the Note. With respect to the sale, exchange or retirement of a Note denominated in a foreign currency, the amount realized generally will be the U.S. dollar value of the payment received determined on (i) the date of receipt of payment in the case of a cash basis taxpayer or (ii) the date of disposition in the case of an accrual basis taxpayer. In the case of a Note which is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate of exchange on the settlement date of the sale.

   Except as discussed below with respect to market discount, short-term OID Notes, certain Notes with contingent payments and foreign currency gain or loss, or to the extent attributable to accrued but unpaid interest, gain or loss recognized by a United States Holder on the sale, exchange or retirement of a Note generally will, under current law, be long-term capital gain or loss if the United States Holder has held the Note for more than one year at the time of disposition and will be short-term capital gain or loss if held for one year or less. In general, the maximum tax rate on net long-term capital gains (i.e., the excess of net long-term capital gains over net short-term capital loss) is 20%.

   Notwithstanding the foregoing, gain or loss recognized by a United States Holder on the sale, exchange or retirement of a Note denominated in a foreign currency generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which the Holder held such Note.

Notes With Original Issue Discount

   Certain Notes, including Original Issue Discount Notes ("OID Notes"), may be considered to be issued with original issue discount, as such term is defined under the Code, and certain Treasury Regulations issued thereunder. A Note will be considered to be issued with original issue discount if such Note has a stated redemption price at maturity (as defined below) that exceeds its issue price (as defined below) by at least 0.25% of its stated redemption price at maturity multiplied by the number of complete years to the maturity for such Note. If the stated redemption price at maturity of a Note exceeds its issue price, but by less than this amount, such Note will be considered to have de minimis original issue discount and will not be an OID Note. United States Holders of OID Notes generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Code and the Treasury Regulations issued thereunder. United States Holders of such Notes should be aware that, as described in greater detail below, they generally must include original issue discount in income for United States Federal income tax purposes as it accrues, in advance of the receipt of cash attributable to that income.

   In general, each United States Holder of an OID Note which matures more than one year from the issue date, whether such Holder uses the cash or the accrual method of tax accounting, will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that Note calculated under a constant yield method for all days during the taxable year that the United States Holder owns the Note. In addition, a United States Holder will be required to include any "qualified stated interest" (as defined below) on such a Note in gross income (as interest) under the Holder's regular method of tax accounting. The daily portions of original issue discount on an OID Note are determined by allocating to each day in any accrual period (generally any period that is elected by a Holder, provided that each accrual period is no longer than one year and that each Interest Payment Date is the first or last day of the accrual period) a ratable portion of the original issue discount allocable to that accrual period. In the case of an initial Holder, the amount of original issue discount of an OID Note allocable to each accruable period is generally determined by (i) multiplying the "adjusted issue price" (as defined below) of the Note at the beginning of the accrual period by the yield to maturity of the Note (adjusting the yield to take into account the length of the particular accrual period) and (ii) subtracting from that product the amount (if any) payable as "qualified stated interest" during that accrual period. The "adjusted issue price" of an OID Note at the beginning of any accrual period will be the sum of its issue price and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than "qualified stated interest" payments (if any) made with respect to such Note in all prior accrual periods. The "issue price" of a Note for this purpose is generally the first price at which a substantial amount of the Notes included in the particular issuance is sold to the public (excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). "Qualified stated interest" generally is stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. The "stated redemption price at maturity" of a Note is the sum of all payments provided by the Note other than qualified stated interest payments.

   Under Treasury Regulations, interest payments on a "variable rate debt instrument" will be considered qualified stated interest. For this purpose, a
Note is a "variable rate debt instrument" if it (x) has an issue price that does not exceed the total noncontingent principal payments by more than an amount equal to the lesser of (i) 0.015 multiplied by the product of such total noncontingent principal payments and the number of complete years to maturity of the Note and (ii) 15% of the total noncontingent principal payments and (y) provides for stated interest (compounded or paid at least annually) at the current value of (A) one or more qualified floating rates (as defined below); (B) a single fixed rate followed by one or more qualified floating rates; (C) a single objective rate (as defined below); or (D) a single fixed rate and a single objective rate that is a qualified inverse floating rate (as defined below). Moreover, to qualify as a variable rate debt instrument, a Note must not provide for any principal payments that are contingent. If a Note that provides for a variable rate of interest does not qualify as a variable rate debt instrument, such Note will be considered a "contingent payment debt instrument" subject to a special set of rules. A "qualified floating rate" is a floating rate under which variations in the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Note is denominated. A multiple of a qualified floating rate is not a qualified floating rate unless the relevant multiplier is (x) fixed at a number that is greater than .65 but not more than 1.35 or (y) fixed at a number that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate. An "objective rate" is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information, provided, however, that an objective rate would not include a rate based on information that is within the control of, or unique to the circumstances of, the issuer (or a related party within the meaning of the applicable statutory provisions), such as dividends, profits or the value of the issuer's stock. A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. A "qualified inverse floating rate" is an objective rate (1) that is equal to a fixed rate minus a qualified floating rate and (2) the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

   Stated interest on a Note that is subject to a maximum or minimum interest rate limitation (i.e., a cap or floor), a restriction on the amount of increase or decrease in such rate (i.e., a governor) or other similar restrictions generally will not be treated as a qualified floating rate. However, a restriction will not cause a variable rate to fail to be a qualified floating rate if it is a cap, floor or governor that is fixed throughout the term of the Note or is a cap, floor, governor or similar restriction that is not reasonably expected on the issue date to cause the yield on the Note to be significantly less than (in the case of a cap), more than (in the case of a floor), or different from (in the case of a governor), the expected yield determined without such cap, floor or governor, as the case may be. A Note under which interest is payable pursuant to a variable rate that fails to qualify as a qualified floating rate or an objective rate will be considered under the OID Regulations to have been issued with original issue discount and will be subject to the rules governing contingent debt instruments.

   Generally, the rules for determining the amount and accrual of original issue discount and qualified stated interest on a variable rate debt instrument provide for the conversion of such debt instrument into a fixed rate debt instrument and the application of the general rules regarding original issue discount to such debt instrument. Certain variable rate debt instruments, though, are subject to special rules. If such special rules apply to Notes, any material United States Federal income tax consequences to a United States Holder of such Notes resulting therefrom will be discussed in the applicable pricing supplement.

   While each United States Holder of an OID Note which matures more than one year from the issue date will be required to accrue original issue discount income under a constant yield method, as described above, a taxpayer may also elect to include in gross income all interest that accrues on a debt instrument (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount (as defined below), de minimis market discount, unstated interest, as adjusted by any amortizable bond premium or acquisition premium (as discussed below)) under a constant yield method.

   As a result of this "constant yield" method of including original issue discount income, the amounts so includible in income by a United States Holder in respect of an OID Note denominated in U.S. dollars are lesser in the early years and greater in the later years than the amounts that would be includible on a straight-line basis.

   OID Notes which are subject to redemption prior to maturity or Notes which provide for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (including upon the option of BNSF or the Holder) may be subject to rules that differ from the general rules discussed above. Holders who intend to purchase OID Notes with any such feature should carefully examine the applicable pricing supplement and should consult with their own tax advisors with respect to such a feature since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and the particular features of the purchased Note.

   Under Treasury Regulations, no payment of interest on a Note that matures one year or less from the date of its issuance would be considered to be qualified stated interest. Therefore, any such Note would be considered to be issued with original issue discount. In general, a United States Holder who uses the cash method of tax accounting and who holds an OID Note that matures one year or less from the date of its issuance (a "short-term OID Note") is not required to accrue original issue discount for United States Federal income tax purposes unless such Holder elects to do so. United States Holders who utilize the accrual method of accounting and certain other Holders, including banks and dealers in securities, are required to include original issue discount (or alternatively, acquisition discount) on such short-term OID Notes on a straight-line basis, unless an election is made to accrue the original issue discount according to a constant yield method based on daily compounding. In the case of a United States Holder who is not required, and does not elect, to include original issue discount in income currently, any gain recognized on the sale, exchange or retirement of a short-term OID Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or alternatively under the constant yield method) through the date of sale, exchange or retirement. In addition, such non-electing United States Holders who are not subject to the current inclusion requirement described in the fourth sentence of this paragraph will be required to defer the deduction of all or a portion of any interest paid on indebtedness incurred to purchase short-term OID Notes until such original issue discount is included in such Holder's income.

   In the case of an OID Note denominated in a foreign currency, a United States Holder should determine the U.S. dollar amount includible in income as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above, and (ii) translating the foreign currency amount so derived at the average exchange rate in effect during that accrual period or, at the United States Holder's election, at the spot rate of exchange on the last day of the accrual period. Because exchange rates may fluctuate, a United States Holder of an OID Note denominated in a foreign currency may recognize a different amount of original issue discount income in each accrual period than would the Holder of a similar OID Note denominated in U.S. dollars.

   A subsequent United States Holder of an OID Note that purchases the Note at a cost less than its remaining redemption amount also generally will be required to include in gross income the daily portions of original issue discount, calculated as described above. The remaining redemption amount is the total amount of all future payments due under such Note other than qualified stated interest. However, if the subsequent United States Holder acquires the OID Note at a lower yield to maturity than the yield of the Notes for original issue discount purposes with respect to the initial Holder of the Note, the subsequent United States Holder may reduce its periodic inclusions of original issue discount income to reflect the lower yield to maturity of the Note or elect to compute original issue discount accruals by treating the purchase as a purchase at original issue and applying the mechanics of the constant yield method.

Premium and Market Discount

   A United States Holder of a Note that purchases the Note at a cost greater than its principal amount will be considered to have purchased the Note at a premium, and may make an election, applicable to all notes purchased at a premium and held by such Holder, to amortize such premium, using a constant yield method, over the remaining term of such notes. In the case of a Note denominated in a foreign currency purchased at a premium, a United States Holder should calculate the amortization of the premium in the relevant foreign currency and should reduce interest income by the amortizable bond premium in units of such foreign currency. Exchange gain or loss is realized with respect to such amortizable premium by treating such premium as a return of principal.

   If a United States Holder of a Note purchases the Note at a price that produces a yield to maturity higher than the yield to maturity at which such Note first was issued, the Note generally will be considered to bear "market discount" in the hands of such United States Holder. In such case, gain realized by the United States Holder on the sale, exchange or retirement of the Note generally will be treated as ordinary income to the extent of the market discount that accrued on the Note while held by such Holder and such Holder could be required to defer the deduction of a portion of the interest paid on any indebtedness incurred or continued to purchase or carry the Note (unless the Holder elects to include such market discount in income as it accrues). In general terms, market discount on a Note will be treated as accruing ratably over the term of such Note, or, at the election of the Holder, under a constant yield method. With respect to Notes which are denominated in a foreign currency, the amount of market discount which accrues during any accrual period will be determined in the foreign currency and translated into U.S. dollars (i) at the spot rate of exchange on the date the Note is disposed of, or (ii), if the Holder elects to include such market discount in income as it accrues, at the average exchange rate for the accrual period. A United States Holder will recognize foreign currency gain or loss, as the case may be, to the extent that the spot rate on the date the Note is disposed of differs from the rate used to accrue such market discount.

Notes With Contingent Payment

   The tax consequences to United States Holders of Notes with contingent payments will depend on factors including the specific index or indices used to determine payments on such Notes and the amount and timing of any noncontingent payments on such Notes. A description of any material United States Federal income tax considerations relevant to United States Holders of such Notes will be set forth in the applicable pricing supplement.

Foreign Holders

   As used herein, the term "non-United States Holder" means a Holder of a Note that is, for United States Federal income tax purposes, not a United States Holder of a Note.

   Under United States Federal income tax law now in effect, and subject to the discussion of backup withholding in the following section, payments of principal and interest (including original issue discount and premium, if any) with respect to a Note by BNSF or by any paying agent to any non-United States Holder are not subject to United States Federal withholding tax, provided, in the case of interest or original issue discount, that (i) such Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of BNSF entitled to vote, (ii) such Holder is not for Federal income tax purposes a controlled foreign corporation related, directly or indirectly, to BNSF through stock ownership, (iii) such Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (iv) either (A) the beneficial owner of the Note certifies, under penalties of perjury, to BNSF or paying agent, as the case may be, that such owner is a non-United States Holder and provides such owner's name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note, certifies, under penalties of perjury, to BNSF or paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest (including original issue discount) made to the certifying non-United States Holder after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. The foregoing certification may be provided by the beneficial owner of a Note on IRS Form W-8BEN. Under recently finalized Treasury Regulations (the "Final Regulations"), in addition to the IRS Form W-8BEN, the statement requirement referred to in clause (iv) above may be satisfied with other documentary evidence for interest paid after December 31, 2000 with respect to an offshore account or through certain foreign intermediaries.

   Notwithstanding the foregoing, interest described in Section 871(h)(4) of the Code is subject to United States withholding tax at a 30% rate (or such lower rate as may be provided by an applicable treaty). In general, interest described in Section 871(h)(4) of the Code includes (subject to certain exceptions) any interest the amount of which is determined by reference to receipts, sales or other cash flow of the issuer or a related person, any income or profits of the issuer or a related person, any change in the value of any property of the issuer or a related person or any dividends, partnership distribution or similar payments made by the issuer or a related person. Interest described in Section 871(h)(4) of the Code may include other types of contingent interest identified by the IRS in future Treasury Regulations.

   If a non-United States Holder is engaged in a trade or business in the United States and interest (including original issue discount) on the Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, is subject to United States Federal income tax on such interest (including original issue discount) in the same manner as if it were a United States Holder. In lieu of ;the certificate described above, such Holder must provide a properly executed IRS Form W-8ECI annually in order to claim an exemption from withholding tax. In addition, if such Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (including original issue discount) on a Note is included in the earnings and profits of such Holder if such interest (including original issue discount) is effectively connected with the conduct by such Holder of a trade or business in the United States.

   Generally, any gain or income (other than that attributable to accrued interest or original issue discount) realized upon the sale, exchange, retirement or other disposition of a Note is not subject to Federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the non-United States Holder or (ii) in the case of a non-United States Holder who is an individual, the non-United States Holder is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition and either (a) such individual has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States.

Backup Withholding and Information Reporting

United States Holders

   Under current United States Federal income tax law, information reporting requirements apply to interest (including original issue discount) and principal payments made to, and to the proceeds of sales before maturity by, certain non-corporate United States Holders. In addition, a 31% backup withholding tax applies if the non-corporate United States Holder (i) fails to furnish such Holder's Taxpayer Identification Number ("TIN") (which, for an individual, would be his or her Social Security Number) to the payor in the manner required, (ii) furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) is notified by the IRS that such Holder has failed properly to report payments of interest and dividends or (v) in certain circumstances, fails to certify, under penalties of perjury, that such Holder has not been notified by the IRS that it is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as corporations (within the meaning of Section 7701(a) of the Code) and tax-exempt organizations.

Foreign Holders

   In the case of a non-United States Holder, backup withholding and information reporting do not apply to payments of principal and interest made by BNSF or any paying agent thereof on a Note with respect to which such Holder has provided the required certification under penalties of perjury that such Holder is a non-United States Holder or has otherwise established an exemption, provided that (i) BNSF or paying agent, as the case may be, does not have actual knowledge that the payee is a United States person and (ii) certain other conditions are satisfied.

   Subject to the discussion below, payments to or through the United States office of a broker are subject to backup withholding and information reporting unless the Holder (i) certifies under penalties of perjury as to such Holders' status as a non-United States Holder, establishes certain other qualifications and provides such Holder's name and address (and no agent of the broker who is responsible for receiving or reviewing such certification has actual knowledge that it is incorrect) or (ii) otherwise establishes an exemption.

   In general, if principal or interest payments on a Note are collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a Note, such custodian, nominee or other agent is not required to apply backup withholding to such payments made to such beneficial owner and is not subject to information reporting. However, if such custodian, nominee or other agent is a United States person, a controlled foreign corporation for Untied States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with its conduct of a United States trade or business for a specified three-year period, or, with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, such custodian, nominee or other agent may be subject to certain information reporting (but not backup withholding) requirements with respect to such payment unless such custodian, nominee or other agent has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met or the beneficial owner otherwise establishes an exemption.

   Under Treasury Regulations, payments on the sale, exchange or retirement of a Note to or through a foreign office of a broker are not subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with its conduct of a United States trade or business for a specified three-year period, or, with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, information reporting (but not backup withholding) is required unless such broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under the Final Regulations, backup withholding generally will not apply to such payments absent actual knowledge that the payee is a U.S. person.

   Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a Holder under the backup withholding rules are allowed as a refund or a credit against such Holder's United States Federal income tax, provided that the required information is furnished to the IRS.

   Holders should consult their tax advisors regarding the application of information reporting and backup withholding to their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

                              ERISA CONSIDERATIONS

   You should not purchase a Note with plan assets of any plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Internal Code of 1986, as amended (the "Code"), if the purchase or holding of the Note will result in a nonexempt prohibited transaction under Section 406(a) of ERISA or Section 4975 of the Code.

                                 CURRENCY RISKS

Exchange Rates and Exchange Controls

   If you invest in Notes that are denominated and/or payable in a specified currency other than the currency of the country where you reside or the currency (including any composite currency) in which you conduct your primary business (the "home currency"), there will be significant risks not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the specified currency, including changes resulting from official redenomination with respect to the specified currency and the possibility of the imposition or modification of foreign exchange controls with respect to the specified currency. We have no control over the factors that generally affect these risks, such as economic and political events and the supply of and demand for the relevant currencies. In recent years, exchange rates for specified currencies have been highly volatile, and such volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of a foreign currency or units of a foreign composite currency in which a Note is denominated against the home currency would result in a decrease in the effective yield of such Note below its coupon rate, and in certain circumstances could result in a loss to you on a home currency basis.

   The Notes will provide that, in the event of an official redenomination of a foreign currency (including, without limitation, an official redenomination of a foreign currency that is a composite currency), our obligations with respect to payments on Notes denominated in the currency shall, in all cases, be deemed immediately following the redenomination to provide for the payment of that amount of redenominated currency representing the amount of our obligations immediately before such redenomination. The Notes do not provide for any adjustment to any amount payable under the Note as a result of (a) any change in the value of a foreign currency relative to any other currency due solely to fluctuations in exchange rates or (b) any redenomination of any component currency of any composite currency (unless such composite currency is itself officially redenominated).

   Governments have from time to time imposed, and may in the future impose, exchange controls that could affect exchange rates as well as the availability of a foreign currency for making payments with respect to a Note denominated in such currency. We cannot assure you that exchange controls will not restrict or prohibit payments of principal or interest in any currency or currency unit. Even if there are not actual exchange controls, it is possible that, with respect to any particular Note, the foreign currency for such Note will not be available to us to make payments of interest and principal then due because of circumstances beyond our control.

   This prospectus supplement and the accompanying prospectus do not, and the applicable pricing supplement will not, describe all the risks of an investment in Notes denominated in, or the payment of which is related to the value of, a currency (including any composite currency) other than U.S. dollars, and we disclaim any responsibility to advise you of such risks as they exist at the date of this prospectus supplement or the date of the applicable pricing supplement or as such risks may change from time to time. You should consult your own financial and legal advisors as to the risks entailed in an investment in these Notes. Such an investment is not an appropriate investment for you if you are unsophisticated with respect to foreign currency transaction.

   The information set forth in this prospectus supplement is directed to prospective purchasers of Notes who are United States Holders and we disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase or holding of, or receipt of payments of principal, premium or interest in respect of, Notes. Such persons should consult their own advisors and legal counsel with regard to such matters.

   The pricing supplement relating to Notes denominated in a specified currency other than U.S. dollars will contain information concerning historical exchange rates for such specified currency or denominated currency against the U.S. dollar or other relevant currency, a description of such currency or currencies and any exchange controls affecting such currency or currencies. Information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trend in fluctuations in currency exchange rates that may occur in the future.

Foreign Currency Judgments

   The Notes will be governed by and construed in accordance with the laws of the State of New York applicable to instruments made and to be performed wholly within such jurisdiction. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than U.S. dollars. If a Note is not denominated in U.S. dollars, any judgment under New York law will be rendered in the foreign currency of the underlying obligation and converted into U.S. dollars at a rate of exchange prevailing on the date of entry of the judgment or decree.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

   BNSF and Goldman, Sachs & Co., J.P. Morgan Securities Inc., Chase Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. (the "Agents") have entered into a distribution agreement with respect to the Notes. Subject to certain conditions, the Agents have agreed to use their reasonable best efforts to solicit purchases of the Notes. BNSF has the right to accept offers to purchase Notes and may reject any proposed purchase of the Notes. The Agents may also reject any offer to purchase Notes. BNSF will pay the Agents a commission on any Notes sold through the Agents. The commission will range from 0.125% to 0.750% of the principal amount of the Notes, depending on the maturity of the Notes.

   BNSF may also sell Notes to the Agents who will purchase the Notes as principals for their own accounts. Any such sale will be made at a discount equal to the discount set forth on the cover page hereof if no other discount is agreed. Any Notes the Agents purchase as principal may be resold at the market price or at other prices determined by the Agents at the time of resale. BNSF may also sell Notes directly on our own behalf. No commissions will be paid on Notes sold directly by BNSF.

   The Agents may resell any Notes they purchase to other brokers or dealers at a discount which may include all or part of the discount the Agents received from BNSF. The Agents will purchase the Notes at a price equal to 100% of the principal amount less a discount. Unless otherwise stated the discount will equal the applicable commission on an agency sales of Notes of the same maturity. If all the Notes are not sold at the initial offering price, the Agents may change the offering price and the other selling terms.

   In connection with the offering, the Agents may purchase and sell Notes in the open market. These transaction may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Agents of a greater number of Notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

   The Agents also may impose a penalty bid. This occurs when a particular Agent repays to the Agents a portion of the underwriting discount received by it because the Agents have repurchased Notes sold by or for the account of such Agent in stabilizing or short covering transactions.

   The activities by the Agents may stabilize, maintain or otherwise affect the market price of the Notes. As a result, the price of the Notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

   The Agents, whether acting as agent or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). BNSF has agreed to indemnify the several Agents against certain liabilities, including liabilities under the Act.

   The Agents may sell to dealers who may resell to investors and the Agent may pay all or part of the discount or commission they receive from BNSF to the dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

   The Notes are a new issue of securities with no established trading market and will not be listed on a securities exchange. No assurance can be given as to the liquidity of the trading market for the Notes.

   BNSF estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000.

   Unless otherwise indicated in the applicable pricing supplement, the purchase price of the Notes will be required to be paid in immediately available funds in New York, New York.

   Goldman, Sachs & Co., J.P. Morgan Securities Inc., Chase Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. may be customers of, engage in transactions with and perform services for BNSF and its subsidiaries in the ordinary course of business. Marc J. Shapiro, a director of BNSF, is also an executive officer of The Chase Manhattan Corporation, an affiliate of Chase Securities Inc.

                             VALIDITY OF THE NOTES

   The validity of the Notes will be passed upon for BNSF by Mayer, Brown & Platt, Chicago, Illinois, and for the Agents by Sullivan & Cromwell, New York, New York. The opinions of Mayer, Brown & Platt and Sullivan & Cromwell will be conditioned upon, and subject to certain assumptions regarding, future action required to be taken by BNSF and the Trustee in connection with the issuance and sale of a particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the dates of the opinions.

                                    EXPERTS

   The consolidated financial statements and the financial statement schedule incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                    Burlington Northern Santa Fe Corporation

                                Debt Securities

                               ----------------

   Burlington Northern Santa Fe Corporation ("BNSF" or "we") may from time to time offer debt securities consisting of bonds, debentures, notes (including notes commonly known as medium-term notes), or other evidences of debt in one or more series at an aggregate initial offering price not to exceed $1,100,000,000 or its equivalent in any other currency or composite currency ("Debt Securities"). We may offer the Debt Securities as separate series in amounts, at prices, and on terms to be determined at the time of sale. For each offering, a prospectus supplement will accompany this prospectus and will set forth all the terms of the series of Debt Securities for which this prospectus is being delivered.

   BNSF may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. The accompanying prospectus supplement sets forth information regarding the underwriters or agents involved in the sale of the Debt Securities for which this prospectus is being delivered. See "Plan of Distribution" for possible indemnification arrangements for underwriters, agents, and their controlling persons.

   This prospectus may not be used for sales of securities unless it is accompanied by a prospectus supplement.

                               ----------------

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this Prospectus is March 1, 1999.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Debt Securities described in this prospectus and accompanying prospectus summary, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                      WHERE YOU MAY FIND MORE INFORMATION

   BNSF files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, including copying fees.

   BNSF has filed with the SEC a registration statement (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933. This prospectus, which is a part of the Registration Statement, does not contain all the information set forth in the Registration Statement; certain items are contained in exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. Statements that we make in this prospectus about the content of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement that we make is qualified in its entirety by such reference.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you simply by referring you to documents which we have filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference all documents filed by us after the date of the initial Registration Statement but prior to the effectiveness of the Registration Statement, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until completion of the sale to the public of the Debt Securities and the following documents:

     (1) Annual Report on Form 10-K for the year ended December 31, 1997, as amended;

     (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

     (4) Quarterly Report on Form 10-Q for the quarter ended September 30,
  1998;

     (5) Current Report on Form 8-K (Date of earliest event reported:
  February 6, 1998);

     (6) Current Report on Form 8-K (Date of earliest event reported: July 16, 1998);

     (7) Current Report on Form 8-K (Date of earliest event reported: October 20, 1998); and

     (8) Current Report on Form 8-K (Date of earliest event reported December 4, 1998).

   If you would like a copy of any of the documents incorporated by reference into this prospectus, please make your request in writing or by telephone to:

     Burlington Northern Santa Fe Corporation
     2650 Lou Menk Drive
     Fort Worth, Texas 76131-2830
     Attention: Corporate Secretary
     Telephone: (817) 352-6454.

We will provide you with the copies you request free of charge (other than the exhibits to the requested documents unless they are specifically incorporated by reference into the documents).

   Currency amounts in this prospectus are stated in United States dollars, unless we indicate otherwise.

                                  THE COMPANY

   BNSF is engaged primarily in railroad transportation through its principal operating subsidiary, The Burlington Northern and Santa Fe Railway Company ("BNSF Railway"). BNSF Railway operates one of the largest railroad networks in the United States, with approximately 34,000 route miles as of December 31, 1998. Approximately 7,700 route miles of BNSF Railway's system consist of trackage rights which permit BNSF Railway to operate its trains with its crews over another railroad's tracks. BNSF Railway's system covers 28 states in the western two-thirds of the United States and two Canadian provinces. In particular, BNSF Railway serves all major ports in the western United States, certain Gulf ports and Mexican and Canadian gateways and important gateways to the eastern United States.

   BNSF Railway derives a substantial portion of its revenues from intermodal transportation (which means the transportation of freight containers and truck trailers on flatcars) and the transportation of coal and agricultural commodities. Other significant aspects of BNSF Railway's business include the transportation of chemicals, forest products, consumer goods, metals, minerals and automobiles and automobile parts.

   Our principal executive offices are located at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, telephone number (817) 352-6454.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of earnings to fixed charges of BNSF for the periods indicated. The ratios reflect the historical results only for Burlington Northern Inc. in all periods before 1996, except for the year ended December 31, 1995, which period includes Santa Fe Pacific Corporation results from September 22, 1995 through December 31, 1995.

                          Nine Months Ended
                            September 30,         Year Ended December 31,
                          ------------------ ---------------------------------
                           1998(2)   1997    1997(3) 1996  1995(3) 1994  1993
                          ------------------ ------- ----- ------- ----- -----
Earnings to Fixed
 Charges(1)..............     4.24x    3.56x  3.52x  3.89x  1.85x  3.70x 3.19x

--------
(1) For purposes of this ratio, we calculate earnings by adding fixed charges (excluding capitalized interest) to pre-tax income or loss from continuing operations. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense under long term operating leases representative of an interest factor.
(2) Earnings for the nine months ended September 30, 1998 include a pre-tax gain of $67 million on the sale of substantially all of BNSF's interest in Santa Fe Pacific Pipeline Partners, L.P. Excluding this gain, the ratio for the nine months ended September 30, 1998 would have been 4.08x.
(3) Earnings for the years ended December 31, 1997 and 1995 include special charges of $90 million and $735 million (before tax), respectively. Excluding these charges, the ratios for 1997 and 1995 would have been 3.68x and 3.91x, respectively.

                                USE OF PROCEEDS

   Unless we specify otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the Debt Securities for general corporate purposes, including working capital, capital expenditures, and debt repayment, and to repurchase our common stock from time to time.

                         DESCRIPTION OF DEBT SECURITIES

   BNSF will issue the Debt Securities under an Indenture (the "Indenture"), between BNSF and The First National Bank of Chicago, as Trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part. BNSF may issue the Debt Securities from time to time in one or more series. The particular terms of each series will be described in a prospectus supplement and may be different than those described here.

   The summaries of certain provisions of the Indenture described here are not complete and are qualified in their entirety by reference to all the provisions of the Indenture. If we refer to particular sections or defined terms of the Indenture, such sections or defined terms are incorporated by reference into this prospectus or the prospectus supplement.

   BNSF is a holding company, conducting its operations through its operating subsidiaries. Accordingly, BNSF's ability to pay principal and interest on the Debt Securities depends, in part, on its ability to obtain dividends or loans from its operating subsidiaries which may be subject to contractual restrictions. In addition, the rights of BNSF and the rights of its creditors, including holders of the Debt Securities, to participate in any distribution of the assets of a subsidiary upon the liquidation or recapitalization of such subsidiary will be subject to the prior claims of the subsidiary's creditors, except to the extent BNSF itself may be a creditor with recognized claims against the subsidiary.

   The covenants in the Indenture will not necessarily afford the holders of the Debt Securities protection in the event of a decline in BNSF's credit quality resulting from highly leveraged or other transactions involving BNSF.

General

   BNSF may issue separate series of Debt Securities under the Indenture from time to time without limitation on the aggregate principal amount. BNSF may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) Except as provided in Section 1008, the Debt Securities will be unsecured obligations of BNSF and will rank on a parity with all other unsecured and unsubordinated indebtedness of BNSF.

   The applicable prospectus supplement will describe the following terms of the Debt Securities:

     (1) the price of the Debt Securities;

     (2) the title of the Debt Securities;

     (3) any limit on the aggregate principal amount of the particular series of Debt Securities;

     (4) the principal payment date or dates;

     (5) the interest rate at which the Debt Securities will bear interest, the date or dates from which interest will accrue, the Interest Payment Dates and the associated Regular Record Date for payment of interest.

     (6) the place where we will pay the principal and interest on the Debt Securities;

     (7) whether and how Debt Securities may be redeemed;

     (8) whether BNSF is obligated to redeem or purchase such Debt Securities pursuant to any sinking fund or similar arrangement and if so, the terms of such arrangement;

     (9) the denominations of the Debt Securities, if other than denominations of $1,000;

     (10) whether the amount of principal or interest on the Debt Securities may be determined with reference to an index or pursuant to a formula and how such amounts will be determined;

     (11) any foreign currency in which we may pay the principal or interest on the Debt Securities and the manner in which the principal amount thereof would be translated into the currency of the United States of America for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time;

     (12) any alternate currency in which the principal or interest on the Debt Securities is to be payable and the periods and the terms for payment;

     (13) how much of the principal amount of the Debt Securities will be payable upon declaration of acceleration of the Maturity of the Debt Securities if more or less than the entire amount;

     (14) if the principal amount payable at the Stated Maturity of the Debt Securities will not be known any time prior to the Stated Maturity, the amount deemed to be such principal amount as of any such date for any purpose (or, the manner in which such deemed principal amount is to be determined), including the principal amount which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date;

     (15) the applicability of the provisions of the Indenture described under "Defeasance and Covenant Defeasance--Defeasance and Discharge" or "Defeasance and Covenant Defeasance--Defeasance of Certain Covenants";

     (16) whether any Debt Securities will be issued in the form of one or more Global Securities and, if so, the Depositaries for the Global Securities, the form of any legend to be placed on any such Global Securities in addition to or instead of the legend referred to under "Global Securities" and, if different from those described under "Global Securities", any circumstances under which the Global Securities may be exchanged for registered Debt Securities, and how any transfer of the Global Securities may be registered, in the names of Persons other than the Depositary for the Global Securities or its nominee;

     (17) whether the Debt Securities will be subject to optional interest rate reset provisions;

     (18) whether the Debt Securities will be subject to optional extensions of maturity provisions;

     (19) any addition to or change in the Events of Default applicable to the Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of such Debt Securities due and payable;

     (20) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

     (21) any other terms of the Debt Securities. (Section 301)

   Debt Securities may be sold at a substantial discount below their principal amount. Certain special United States income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a foreign currency may be described in the applicable Prospectus Supplement.

Form, Exchange and Transfer

   We will issue the Debt Securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples of $1,000. (Section 302)

   Holders may, at their option, but subject to the terms of the Indenture and the limitations that apply to Global Securities, exchange their Debt Securities for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

   Subject to the terms of the Indenture and the limitations that apply to Global Securities, Holders may exchange Debt Securities as provided above or present for registration of transfer at the office of the Security Registrar or at the office of any transfer agent designated by BNSF. No service charge applies for any registration of transfer or exchange of Debt Securities, but the Holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. The transfer or exchange will be made after the Security Registrar or such transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. BNSF has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by BNSF for any Debt Securities will be named in the applicable prospectus supplement. (Section 305) BNSF may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that BNSF will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002)

   If the Debt Securities are to be redeemed in part, BNSF will not be required to (1) issue or register the transfer of or exchange any Debt Security during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of such mailing, or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (Section 305)

Global Securities

   Any of the Debt Securities may be represented by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities they represent. Unless otherwise provided in the prospectus supplement, the Global Security representing Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or other successor depository appointed by BNSF (DTC or such other depository is referred to in this prospectus as the "Depositary") and registered in the name of the Depositary or its nominee. The Global Security will bear a legend regarding the restrictions on exchange and registration of transfer referred to below and any other matters as may be provided for pursuant to the Indenture. Debt Securities will not be issued in definitive form unless the prospectus supplement states otherwise.

   No Global Security may be exchanged for registered Debt Securities, and no transfer of a Global Security may be registered in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (1) the Depositary has notified BNSF that it is unwilling or unable to continue as Depositary or has ceased to be qualified to act as Depository as required by the Indenture, (2) an Event of Default has occurred and is continuing with respect to the Debt Securities represented by the Global Security, or (3) there exists any other circumstances described in the applicable prospectus supplement. All Debt Securities issued in exchange for a Global Security or any portion of a Global Security will be registered in such names as the Depositary may direct. (Sections 204 and 305)

   The Depository has advised BNSF as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

   Upon the issuance by BNSF of Debt Securities represented by a Global Security, purchases of Debt Securities under the DTC System must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

   So long as the Depositary for the Global Security, or its nominee, is the registered owner of the Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as described above, Beneficial Owners (1) will not be entitled to have Debt Securities represented by such Global Security registered in their names,
(2) will not receive or be entitled to receive physical delivery of Debt Securities in definitive form, and (3) will not be considered the owners or holders of such Global Security or any Debt Securities represented by the Global Security for any purpose under the Indenture.

   To facilitate subsequent transfers, all Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. will consent or vote with respect to Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

   Payments of principal of and interest, if any, on the Debt Securities represented by the Global Security registered in the name of the Depositary or its nominee will be made by BNSF through the Trustee under the Indenture or a paying agent (the "Paying Agent"), which may also be the Trustee under the Indenture, to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. Neither BNSF, the Trustee, nor the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   BNSF has been advised that DTC will credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent, or BNSF, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of BNSF or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

   The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that BNSF believes to be reliable, but BNSF takes no responsibility for the accuracy thereof.

Payment and Paying Agents

   BNSF will pay interest on a Debt Security on any Interest Payment Date to the Person in whose name the Debt Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

   BNSF will pay principal of and any premium and interest on the Debt Securities at the office of the Paying Agent or Paying Agents as BNSF may designate for such purpose from time to time. BNSF may pay interest by check mailed to the address of the Person entitled to such payment as such address appears in the Security Register. BNSF has designated the corporate trust office of the Trustee in Chicago, Illinois as BNSF's sole Paying Agent for payments with respect to Debt Securities. Any other Paying Agents initially designated by BNSF for the Debt Securities will be named in the applicable prospectus supplement. BNSF may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that BNSF must maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

   Any money paid by BNSF to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to BNSF at BNSF's request. (Section 1003)

Negative Pledge

   In the Indenture, BNSF covenants that it will not, and it will not permit any subsidiary to, create, assume, incur or suffer to exist any Lien upon the stock of BNSF Railway (or any successor or assign of BNSF Railway, whether by merger or otherwise) to secure any obligation of BNSF, any Subsidiary or other Person, unless all of the Outstanding Debt Securities are directly secured equally and ratably with such obligation. (Section 1008)

Consolidation, Merger and Sale of Assets

   BNSF may not consolidate or merge with any Person, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and may not permit any Person to convey, transfer or lease its properties and assets substantially as an entirety to BNSF, unless (1) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes BNSF's obligations on the Debt Securities and under the Indenture and (2) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing. (Section 801)

Events of Default

   Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities:

     (1) failure to pay principal of or any premium on any Debt Security of that series when due;

     (2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days;

     (3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series;

     (4) failure to perform, or breach of, any other covenant or warranty of BNSF in the Indenture with respect to Debt Securities of that series (other than a covenant included in the Indenture solely for the benefit of a particular series other than that series), continued for 90 days after written notice has been given to BNSF by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; and

     (5) certain events involving bankruptcy, insolvency or reorganization. (Section 501)

   If an Event of Default (other than an Event of Default described in clause
(4) above that applies to all Outstanding Debt Securities) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series to be due and payable immediately. If an Event of Default described in the preceding sentence applies to any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security, may be declared to be due and payable immediately as provided in the preceding sentence. If an Event of Default described in clause (4) above that applies to all Outstanding Debt Securities shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of all the Debt Securities then Outstanding (treated as one class) by notice as provided in the Indenture may declare the principal amount of all the Debt Securities then Outstanding to be due and payable immediately. If an Event of Default described in the preceding sentence applies to any Debt Security that is an Original Issue Discount Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security may be declared to be due and payable immediately as provided in the preceding sentence. After any such acceleration of a series, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

   In case an Event of Default occurs and is continuing, generally the Trustee will be under no obligation to exercise any of its rights under the Indenture at the request of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

   No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless (1) the Holder has previously given to the Trustee written notice of a continuing Event of Default, (2) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the relevant series have made written request, and the Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding, and (3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the relevant series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, the limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

   BNSF will furnish annually a statement to the Trustee by certain of its officers as to whether or not BNSF, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all known defaults. (Section 1004)

Modification and Waiver

   Modifications and amendments of the Indenture may be made by BNSF and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment. No such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

     (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security,

     (2) reduce the principal amount of, or any premium or interest on, any Debt Security,

     (3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of Maturity,

     (4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security,

     (5) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,

     (6) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture,

     (7) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or

     (8) make certain modifications to such provisions with respect to modification and waiver. (Section 902)

   The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Sections 513 and 1009)

   In determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of its principal that would be due and payable as of such date upon acceleration of Maturity to such date, (2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security, and (3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause). Certain Debt Securities, including those for which payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1402, will not be deemed to be Outstanding. (Section 101)

   BNSF will generally be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by BNSF (or the Trustee, if it sets the record date) and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Defeasance and Covenant Defeasance

   Unless otherwise provided in the applicable prospectus supplement, the provisions of Section 1402, relating to defeasance and discharge of indebtedness, or Section 1403, relating to defeasance of certain restrictive covenants in the Indenture, will apply to the Debt Securities of any series or to any specified part of a series. (Section 1401)

   Defeasance and Discharge. Section 1402 of the Indenture provides that BNSF will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, BNSF has delivered to the Trustee an Opinion of Counsel to the effect that BNSF has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1402 and 1404)

   Defeasance of Certain Covenants. Section 1403 of the Indenture provides that, in certain circumstances, BNSF may omit to comply with certain restrictive covenants, including those described under "Certain Covenants" and any that may be described in the applicable prospectus supplement, and that in those circumstances the occurrence of certain Events of Default, which are described above in clause (4) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. BNSF, to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. BNSF will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event BNSF exercises this option with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust will be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but might not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, BNSF will remain liable for such payments. (Sections 1403 and 1404)

Notices

   Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106)

Title

   BNSF, the Trustee and any of their agents may treat the Person in whose name a Debt Security is registered as the absolute owner of such Debt Security for the purpose of making payment and for all other purposes. (Section 309)

Governing Law

   The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

Regarding the Trustee

   The First National Bank of Chicago has lending and other customary banking relationships with BNSF.

                              PLAN OF DISTRIBUTION

   BNSF may sell the Debt Securities (1) through an underwriter or underwriters, (2) through dealers, (3) through agents, (4) directly to purchasers, including affiliates of BNSF, or (5) through a combination of any of these methods of sale. The applicable prospectus supplement will set forth the terms of the offerings of any Debt Securities. The initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospectus supplement will set forth the expected time of delivery of the Debt Securities for which this prospectus is delivered.

   If underwriters are used in the sale of the Debt Securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such Debt Securities if any are purchased. In connection with the sale of Debt Securities, underwriters may receive compensation from BNSF or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

   Underwriters, agents or dealers participating in the distribution of Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

   The Debt Securities may be sold in one or more transactions either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. BNSF may also offer and sell the Debt Securities in exchange for one or more of its outstanding issues of debt or convertible debt securities or in the satisfaction of indebtedness.

   BNSF may indemnify the Underwriters, agents or dealers who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the Securities Act of 1933. BNSF may also contribute to payments that such underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for BNSF or subsidiaries of BNSF in the ordinary course of business.

   If so indicated in the prospectus supplement, BNSF will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase Debt Securities from BNSF pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions set forth in the prospectus supplement. The prospectus supplement will also set forth the commission payable for solicitation of any of these contracts.

   Offers to purchase Debt Securities may be solicited directly by BNSF and sales of Debt Securities may be made by BNSF directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of such Debt Securities. The terms of any such sales will be described in the prospectus supplement relating to such Debt Securities. Except as set forth in the applicable prospectus supplement, no director, officer or employee of BNSF will solicit or receive a commission in connection with direct sales by BNSF of the Debt Securities, although such persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

                             VALIDITY OF SECURITIES

   The validity of the Debt Securities offered by this prospectus will be passed upon for BNSF by the law firm of Mayer, Brown & Platt, Chicago, Illinois, and for the underwriters, dealers, or agents, if any, by the law firm of Sullivan & Cromwell, New York, New York.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this prospectus by reference to BNSF's Annual Report on Form 10-K for the year ended December 31, 1997 have been incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of PricewaterhouseCoopers LLP as experts in auditing and accounting.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information in this prospectus is current only as of its date.

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                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Ratio of Earnings to Fixed Charges.........................................  S-1
Description of Notes.......................................................  S-1
Important Currency Information............................................. S-21
United States Tax Considerations........................................... S-21
ERISA Considerations....................................................... S-29
Currency Risks............................................................. S-29
Supplemental Plan of Distribution.......................................... S-30
Validity of the Notes...................................................... S-32
Experts.................................................................... S-32

                                  Prospectus

Where You May Find More Information........................................    2
The Company................................................................    3
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    4
Description of Debt Securities.............................................    4
Plan of Distribution.......................................................   13
Validity of Securities.....................................................   14
Experts....................................................................   14

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                                 $500,000,000

                              Burlington Northern
                             Santa Fe Corporation

                          Medium-Term Notes, Series D

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                                  BNSF Logo
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                             Goldman, Sachs & Co.

                               J.P. Morgan & Co.

                             Chase Securities Inc.

                          Morgan Stanley Dean Witter

                             Salomon Smith Barney

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